Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main 212.407.4000 Fax 212.407.4990

February 3, 2021

NB Merger Corp.

Room 801, Building C

SOHO Square, No. 88

Zhongshan East 2nd Road, Huangpu District

Shanghai, 200002, China

Re:	NB Merger Corp.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission by NB Merger Corp., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an offering of (i) 23,789,717 shares of common stock of the Company, par value of $0.0001 each (the “Common Stock”), (ii) 9,046,250 redeemable warrants (collectively the “Warrants”), each Warrant entitling its holder to purchase one-half (1/2) of one share of Common Stock, (iii) 4,523,125 shares of Common Stock underlying the Warrants, (iv) 316,250 shares of Common Stock underlying units, and (v) 31,625 shares of Common Stock underlying rights.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officer of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Common Stock, when issued and paid for accordance with the terms of the merger agreement between Newborn Acquisition Corp. (“Newborn”), the Company, Nuvve Corporation and certain other parties dated November 11, 2020 (the “Merger Agreement”), including the Common Stock issuable upon exercise of the Warrants, the Common Stock underlying units, and the common stock underlying rights (if and when issued and paid for in accordance with the terms of the Warrants, unit purchase option, and rights, as applicable) will be legally issued, fully paid and non-assessable as contemplated in the Registration Statement.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

NB Merger Corp. February 3, 2021 Page 2

2. When issued and paid for accordance with the terms of the Merger Agreement, each of the Warrants (if and when issued and paid for in accordance with the terms of the Warrants and unit purchase option, as applicable), will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) with respect to the opinions expressed in paragraph (2) above, the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

Loeb & Loeb LLP